Exhibit 10.8

SECOND AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL

MULTI-TENANT LEASE MODIFIED NET

BETWEEN

eGAIN CORPORATION

f/k/a eGAIN COMMUNICATIONS CORPORATION

AND

D.R. STEPHENS INDUSTRIAL PARTNERS, LLC,

d/b/a STEPHENS & STEPHENS (BORREGAS I)

(successor-in-interest to DeGuigne Ventures, LLC)

This Second Amendment to Lease (“Second Amendment”) is dated and effective as of this 1st day of August 2021 (the “Effective Date”), by and between eGain Corporation (f/k/a eGain Communications Corporation), a Delaware corporation (“Lessee”), and D. R. Stephens Industrial Partners, LLC (d/b/a Stephens & Stephens (Borregas I)) (“Lessor”), a California limited liability company.

RECITALS

A.Original Lease: On May 9, 2011, Lessee and DeGuigne Ventures, LLC (“Prior Owner”), entered into a Lease covering approximately 20,640 leasable square feet (the “Original Lease”) of space located at 1252 Borregas Avenue, Sunnyvale, California (“Premises”).

B.First Amendment to Lease: The Lease was amended by the First Amendment (“First Amendment”) to Standard Industrial/Commercial Multi-Tenant Lease Modified Net dated May 14, 2014. The Original Lease and the First Amendment are collectively referred to herein as the “Existing Lease”.

C.Desire to Amend: Lessor and Lessee desire to amend the Existing Lease as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1.Capitalized Terms; Lease. Each capitalized term when used herein shall have the same respective meaning as is given such term in the Existing Lease, unless expressly provided otherwise in this Second Amendment. From and after the Effective Date, all references to “the Lease”, “this Lease”, “herein”, “hereof”, “hereunder” or other similar words and phrases in the Existing Lease or in this Second Amendment shall mean the Existing Lease, as modified by this Second Amendment. When there is a conflict or inconsistency between this Second Amendment,

Existing Lease, this Second Amendment shall govern, control and supersede. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Existing Lease shall remain unmodified and in full force and effect.

2.Term: The Term of the Lease is hereby extended for sixty (60) months commencing April 1, 2022 and ending March 31, 2027 (the “Extension Term”), unless sooner expired or terminated in accordance with the terms of the Lease.

3.Surrender of Expansion Space: Prior to March 31, 2022, Lessee shall, and shall cause any sublessee to, vacate and surrender the “Expansion Space”, consisting of approximately 21,901 square feet at 1252 Borregas Avenue as defined and more particularly described in the First Amendment, to Lessor in the condition required under the Lease and thereafter, such Expansion Space shall not be part of the Premises under the Lease.

4.Base Rent: During the Extension Term Tenant shall pay to Landlord Base Rent in the following amounts per month , which monthly Base Rent shall otherwise be payable in accordance with the terms of the Existing Lease:

April 1, 2022 thru March 31, 2023$52,085 per month

April 1, 2023 thru March 31, 2024$53,648 per month

April 1, 2024 thru March 31, 2025$55,257 per month

April 1, 2025 thru March 31, 2026$56,915 per month

April 1, 2026 thru March 31, 2027$58,622 per month

5.	New Tenant Improvements; Tenant Improvement Allowance:

a.Lessee plans to perform certain alterations and improvement within the Premises following the Effective Date, which alterations and improvements shall include improvements and alterations in connection with the HVAC system serving the Premises and any work required in order to comply with the Americans with Disabilities Act (ADA) and Title 24 California Building Standards Code (Building Energy Efficiency Standards) as of the Effective Date (the “New Tenant Improvements”). The New Tenant Improvements shall be performed (i) by Lessee at Lessee’s sole cost and expense (subject only to Lessor’s obligation to reimburse Lessee for certain costs from the TI Allowance as defined in Section 5.b. below), (ii) in accordance with plans and specifications approved by Lessor, (iii) in a first-class workmanlike manner with first-class materials and in accordance with all applicable laws and insurance company requirements, (iv) by duly qualified or licensed persons, and (v) in strict accordance with the applicable terms, conditions and provisions of the Existing Lease and shall not affect the Building systems or the base Building components, including structural and exterior elements. If other improvements or alterations, including any government mandated improvements or alterations, to the Building are necessitated by, triggered by, and/or required as a result of any New Tenant Improvements, such other improvements and alterations shall be subject to Lessor’s approval and shall be performed by, at Lessor’s option, either (A) Lessee at Lessee’s sole cost and expense in accordance with the applicable provisions of the Existing Lease, or (B) Lessor and Lessee shall upon demand reimburse Lessor for any and all costs and expenses incurred by Lessor in connection therewith.

b.Lessor shall contribute up to a maximum of $562,800.00 (the “TI Allowance”) toward the Qualified Costs (as hereinafter defined) incurred by Lessee to construct the New Tenant Improvements approved by Landlord. As used herein, “Qualified Items” means (i) the contract price for contractors and subcontractors who undertake permanent leasehold improvements upon the Premises in connection with the New Tenant Improvements, (ii) the materials purchased and installed or constructed as permanent leasehold improvements upon the Premises in connection with the New Tenant Improvements, and (iii) engineering and architectural fees and permit costs in connection with New Tenant Improvements; Qualified Items shall not include furniture, trade fixtures, trade equipment or any so-called “soft” costs (except to the extent expressly provided above). Provided a default or breach by Lessee under the Lease is not then continuing, following the completion of the New Tenant Improvements, Lessor shall disburse to Lessee the applicable amount of the TI Allowance within thirty (30) days upon receipt of invoices, receipts, lien releases, and any and all other documents reasonably requested by Lessor or Lessor’s lender in connection with the New Tenant Improvements, including but not limited to items requested in order to substantiate the completion and actual costs of the New Tenant Improvements. Notwithstanding the foregoing, Lessor shall have no obligation to disburse any portion of the TI Allowance to pay for New Tenant Improvements and/or reimburse Lessee pursuant to any disbursement request submitted to Lessor after April 1, 2023, and any undisbursed portion of the TI Allowance remaining thereafter is forfeited to Lessor and Lessee shall have no right or claim thereto. Notwithstanding anything to the contrary contained in the Lease, upon the occurrence of a default by Lessee under the Lease resulting in an early termination of the Lease prior to the scheduled expiration date, the portion of the TI Allowance that was theretofore disbursed by Lessor to Lessee shall become immediately due and payable to Lessor, and any portion of the TI Allowance that had not been disbursed by Lessor to Lessee as of such date shall be retained by Lessor and Lessee shall have no right or claim thereto.

6.Condition of Premises: Tenant acknowledges that Tenant has been and is in occupancy of the Premises pursuant to the Existing Lease, and Tenant shall continue to accept the Premises in its existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises during the Extended Term (except as and to the extent expressly set forth in Section 5 above). Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the Building or with respect to the suitability of the same for the conduct of Tenant’s business.

7.Authority: Tenant hereby represents and warrants to Landlord that Tenant is duly formed and in good standing, Tenant is qualified to do business in California, all requisite action has been taken by Tenant in connection with the entering into of this Second Amendment and obtaining necessary consents or approvals, and that each individual executing this Second Amendment on behalf of Tenant has full right and authority to execute and deliver this Second Amendment and bind Tenant to the terms and conditions of this Second Amendment.

8.Representations and Warranties: Tenant represents and warrants to Landlord that, to Tenant’s actual knowledge, as of the Effective Date, Landlord is not in default or breach of any of Landlord’s obligations under the Lease beyond any and all applicable notice, cure and/or grace periods provided therein.

9.Miscellaneous: Whenever possible, each provision or portion of any provision of this Second Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Second Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction and this Second Amendment, and such invalid, illegal or unenforceable provision or portion of any provision will be reformed, construed and enforced in such jurisdiction in a manner so as to produce as nearly as possible the rights and obligations previously intended by Landlord and Tenant and Landlord and Tenant shall use commercially reasonable efforts to substitute valid provisions that will produce as nearly as possible the rights and obligations previously intended by Landlord and Tenant without renegotiation of any material terms and conditions stipulated herein. This Second Amendment, together with the Existing Lease, constitutes the entire agreement between Landlord and Tenant regarding the matters set forth herein or therein, and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. Subject to, and without limitation of, the terms, provisions and conditions of the Lease (including those related to assignments, subleases and other transfers by Tenant), the agreements, conditions, and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto.

10.Brokers: Tenant hereby warrants to Landlord that Tenant has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and Tenant knows of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment other than Broker. Tenant agrees to indemnify and defend the Landlord against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account Tenant’s dealings with any real estate broker or agent. The terms of this Section 9 shall survive the expiration or earlier termination of the Lease.

11.Counterparts; Signatures: This Second Amendment may be executed in two or more counterparts. Each counterpart of this Second Amendment shall be deemed to be an original thereof, and all such counterparts, when taken together, shall constitute one and the same instrument. The parties hereto consent and agree that this Second Amendment may be signed and/or transmitted by facsimile, e-mail of a PDF document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Second Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Second Amendment electronically, and (ii) the electronic signatures appearing on this Second Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized representatives as of the day and year first above written.

LESSOR		LESSEE

D.R. STEPHENS		eGAIN Corporation
INDUSTRIAL PARTNERS, LLC
dba Stephens & Stephens (Borregas I), LLC
		by	/s/ Eric Smit

by	/s/ Lane Stephens
	Lane B. Stephens, Manager	Eric Smit
(please print name)

CFO
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